UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Royalty Pharma plc

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This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Royalty Pharma plc (the "Company") with a definitive proxy statement related to a proposed transaction in which the Company's subsidiary, Royalty Pharma Holdings Ltd. ("RPH"), entered into a Membership Interest Purchase Agreement with Royalty Pharma, LLC ("RP LLC"), a Delaware limited liability company, RP Management, LLC, a Delaware limited liability company, and the sellers named therein (the "Sellers"), pursuant to which, upon the terms and subject to the conditions set forth therein, RPH will acquire all of the equity interests of RP LLC from the Sellers.

This Schedule 14A consists of excepts from a transcript of a conference held on January 14, 2025 involving Pablo Legorreta, Terrance Coyne, Marshall Urist and Christopher Hite of Royalty Pharma plc, on the one hand, and JPMorgan, on the other hand.

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Event ID: 140559071257
Event Name: Royalty Pharma PLC at JPMorgan Healthcare Conference
Event Date: 2025-01-14T23:45:00 UTC

C: Pablo Legorreta;Royalty Pharma PLC;Founder, Chief Executive Officer
C: Terrance Coyne;Royalty Pharma PLC; Executive Vice President - Chief Financial Officer
C: Marshall Urist;Royalty Pharma PLC;Executive Vice President - Research and Investments

C: Christopher Hite;Royalty Pharma PLC;Executive Vice President – Vice Chairman
P: Chris Schott;JPMorgan;Analyst

+++ presentation

Chris Schott^ Good afternoon, everybody. I'm Chris Schott from JPMorgan, and it's my pleasure to be introducing Royalty Pharma today. We thought this is a very interesting business model, a really unique way that Royalty is helping finance some of the innovation occurring across the biopharma business. So looking forward to our presentation from the company's Founder and CEO, Pablo Legorreta. We're going to have Pablo do your presentation, and then we'll open up to our Q&A from there.

So with that, Pablo, Happy New Year. Thank you for your presentation.

Pablo Legorreta^ Thank you very much. Good afternoon, and good morning for some other people that are following us in other places around the world. My name is Pablo Legorreta, and I'm the Founder and CEO of Royalty Pharma. I'm thrilled to be here to share my excitement for our business.

What I plan to leave you with today are two important takeaways: first, the fundamentals of a business that has never been stronger; and second, we're taking major steps to enhance shareholder value, which we announced on Friday. Before I begin, you can see on this slide our customary forward-looking statements.

Moving to slide 4. We're very proud of our achievements in 2024. We again delivered strong financial performance and significantly enhanced our portfolio through strong capital deployment. As announced in our press release on Friday, we expect to deliver Portfolio Receipts, our top line, of approximately $2.8 billion, which is at the high end of our previous guidance range. In underlying terms, this represents Royalty Receipts growth of around 13% and continues our track record of strong growth since our IPO.

In terms of our portfolio, we added royalties on eight new therapies, including four development-stage therapies. We saw positive news across our portfolio, including FDA approvals of Voranigo for brain cancer, Cobenfy for schizophrenia, and Tremfya for ulcerative colitis. Looking ahead, we are really excited about our development pipeline of potential royalties on over 40 projects.

Based on market forecasts, the potential therapies in our late-stage pipeline have the combined potential to deliver $1.2 billion annually in new Royalty Receipts to Royalty Pharma.

In terms of capital allocation, we had another very attractive year for royalty transactions, and we deployed capital of around $2.8 billion to further broaden our portfolio. We're also evolving our capital allocation strategy and recently announced a new $3 billion share repurchase plan given the discount to intrinsic value at which our shares are trading. The scale of this commitment is substantial, representing around 20% of our market cap.

Last, we announced last week a truly transformative step in the evolution of Royalty Pharma with the planned acquisition of our external manager to become an integrated company. We expect multiple strategic and financial benefits to accrue from this highly compelling internalization transaction, and I will highlight this momentarily.

Moving to slide 5. This slide highlights the journey we have been on since I started this business in 1996. From a closed-end serial fund, to an ongoing business with an indefinite life, then moving through an expansion of our investment scope to provide novel funding solutions, including investing in attractive development-stage royalties and pioneering the synthetic royalty market and culminating in our IPO in June of 2020. Last week's announcement of the internalization of the Manager is the logical next step in our evolution and best positions Royalty Pharma for future growth and shareholder value creation.

Slide 6 shows some of the key financial aspects of the transaction. Based on the stock price prior to the announcement, Royalty Pharma will acquire RP Management for a total consideration of approximately $1.1 billion. Of this, around $100 million will be in upfront cash. On top of this, the company will assume $380 million of existing Manager debt, importantly, the majority of the consideration will be in the form of 24.5 million shares of Royalty Pharma, which will vest over five to nine years and represents approximately 4% of our outstanding shares.

The graphic on the right-hand side shows how the significant cash savings from internalizing the Manager will accrue over time. Over the next 10 years, cumulative savings are expected to reach greater than $1.6 billion.

Slide 7 highlights the multiple benefits which will accrue to shareholders from internalizing the Manager. Financially, through extinguishing the 6.5% management fee, annual cash savings are expected to be greater than $100 million in 2026, which will increase to over $175 million in 2030. Cumulatively, the savings will reach greater than $1.6 billion over 10 years.

Also, by ending the management fee, the net returns on investments will increase for shareholders, where each incremental investment will no longer be burdened by the 6.5% fee on cash inflows.

The transaction is responsive to feedback from investors who have indicated that the externally managed structure is an impediment to investing in Royalty Pharma, noting they would like for Royalty Pharma to own the valuable intellectual capital of the business. As a result, we believe this transaction could potentially expand our shareholder base and enhance our valuation over time.

Strategically, there are many important benefits. First, management and shareholder alignment will be substantially strengthened given the majority of the consideration will be paid in equity vesting over five to nine years, which replaces cash bonuses for most senior executives.

Second, with all employees of RP Management becoming employees of Royalty Pharma, this ensures long-term continuity of operations with the vesting of the equity consideration designed to maximize employee retention.

Third, our commitment to robust governance practices will be enhanced by greater Board oversight on executive compensation and succession.

Lastly, the simplification of our corporate structure will increase comparability of Royalty Pharma to other companies and enhance transparency.

All things considered, we think this transaction is highly compelling for shareholders and further strengthens our prospects for long-term value creation and success.

Moving to capital deployment. Slide 8 drills a little deeper into our 2024 investment activity and our transaction funnel. As you can see here, we were incredibly busy and reviewed more than 440 potential royalty transactions. This resulted in 153 CDAs signed, 99 in-depth reviews, and 42 proposals submitted. Our disciplined and highly selective approach resulted in us executing eight transactions, or just 2% of our initial reviews, for an announced value of around $2.8 billion.

Slide 9 shows the performance of our transactions since 2020. The graphic on the left-hand side shows that the consensus 2025 sales estimate for the majority of our recent investments has significantly increased versus the estimates at the time these transactions were originally announced.

The graphic on the right-hand side illustrates that the vast majority of our recent development-stage investments have also delivered positive clinical and regulatory milestones. This enviable track record is no lucky coincidence. It is the product of close to 30 years of building the business, during which we have assembled one of the best investment teams in life sciences, together with a unique investment process honed in over close to three decades, our know-how, and our broad network of relationships.

Moving to our development stage pipeline. Slide 10 shows that this has grown to close to fivefold since our June 2020 IPO. The middle graphic illustrates that our pipeline is nicely diversified by therapeutic area, including neurology, psychiatry, cardiology, cancer, rare diseases, and immunology.

Notably, we have deployed capital of close to $25 billion since 2012, with a healthy balance between approved and development-stage therapies. Over the period, around 60% of our capital has been deployed to acquire royalties of approved products. And even with the expansion of our development stage pipeline I just referenced, this weighted -- this weighting towards approved products has remained the case since our IPO, albeit you see some inevitable annual variability, reflecting the opportunities and the nature of our business.

Slide 11 shows our late-stage development pipeline by potential peak sales and the associated royalties we could expect to receive. Importantly, the programs listed here all have first or best-in-class potential and are supported by world-class marketers. The majority have multi-blockbuster potential. Based on the respective royalty rates, these development-stage therapies could potentially translate to over $1.2 billion in annual peak royalties to Royalty Pharma, with frexalimab and olpasiran potentially being the largest individual contributors. We expect many of these products to contribute to our attractive compounding growth in the years ahead.

In addition, several of these therapies have major potential de-risking events in the next 12 months or so, and we're looking forward to seeing the Phase 3 results for pelacarsen this year, which could be a practice-changing treatment for patients with cardiovascular disease and elevated Lp(a).

Royalties are becoming an increasingly important component of the funding paradigm for biopharma companies. Slide 12 shows how four of our biotech partners have been funded, with Royalty Pharma supplying about a quarter of the total capital raised by these companies.

There are a number of benefits of royalties being a part of a company's capital structure and diversifying their source of capital. For example, royalties provide financial flexibility tailored for our partners' needs. A royalty transaction can be of scale not available through the capital markets, and they also provide optionality for funding in all market environments. Furthermore, we're a long-term partner and can provide proprietary insights that may add value to our partners' development programs.

Slide 13 highlights one of the most attractive newer funding mechanisms, which we pioneered, namely synthetic royalties. This innovative solution involves creating new royalties as a non-dilutive funding solution for our partners. There are many reasons why this approach has benefits for our partners, whether they are small biotechs or Big Pharma. Not only does this allow us to tailor a solution to meet the partners' needs, it provides independent validation of the asset and allows the partner to retain operational control. Furthermore, it aligns our long-term interest with those of our partners. And lastly, we can add value through our proprietary analytics like claims analysis or real-world evidence data, something that we're really investing in, and feel will be very important in the future. It's a true win-win approach, and we believe synthetics will be increasingly utilized in the coming years.

Expanding further on the synthetic royalty opportunity, slide 14 shows that historically, biopharma funding has been dominated by equity, licensing deals, and debt. Synthetic royalties have been a small part, just 4% of the overall funding picture over the last five years. From our ongoing partnership discussions, we now see that synthetic royalties are being routinely discussed at the Board level and C-suites as an important growing funding modality. Our expectation is that synthetic royalties will continue to be a fast-growing business opportunity in the coming years.

Consistent with this growing opportunity, we delivered a record year for synthetic royalty transactions of $925 million in 2024. This represents a more than doubling in transaction value since 2020 when we went public. With the advantages I described and the huge funding requirements for life sciences innovation, we see tremendous scope for further growth in synthetic royalty funding.

Slide 15 illustrates another unique strength of Royalty Pharma, which is our ability to execute repeat business with partners. You can see here that approximately $15.5 billion of transactions we have announced since 2020, around $6 billion, or nearly 40%, has been with repeat partners. Our partner-centric approach is one of our core values of Royalty Pharma. It brings multiple benefits, including speed of execution and in-depth knowledge of both the product and our partner, resulting in a higher probability of transacting both our first and subsequent deals as our partners grow over time.

Now, let's talk about returns. Over more than two decades, Royalty Pharma's unique business model has been able to generate very consistent and predictable absolute double-digit returns. In my view, this is an underappreciated attribute of our business.

On Slide 16, we show our return targets of high-single to low-double digits for approved products and teens for development-stage therapies. Based on our historical mix of investments in approved versus development-stage therapies, we target a low teens blended return on an unlevered basis. This is significantly above our estimated cost of capital of between 6% and 8%. On top of this, we expect to enhance our returns with conservative leverage. Historically, we have funded about one-third of our deals with low-cost debt. That takes our levered returns to the high teens or low-20s.

Importantly, we expect to maintain attractive returns above our cost of capital regardless of the interest rate environment. In fact, in recent years, our return expectations have skewed to the higher end of our range, as I just described, reflecting the changing interest rate environment. And of course, through our internalization transaction, shareholders will benefit from increased net returns on royalty investments as I discussed earlier.

On my next couple of slides, I want to provide an update on our capital allocation framework and our new $3 billion share repurchase program. Slide 17 lays out our dynamic capital allocation framework, which balances our view of the share price valuation against attractiveness of royalty deals.

As you can see in our framework, when our share price is trading at a discount to its intrinsic value, share buybacks will be an important part of our capital allocation. And conversely, when shares approach a premium to intrinsic value, we will plan to dial back our share repurchases and focus on higher returning royalty deals. In an environment where neither attractive royalty deals nor share repurchases are available, we have other options available for our cash, including growing cash to wait for the right deals, paying down debt, or increasing dividend distributions.

Ultimately, we are focused on driving shareholder value through allocating capital as efficiently and effectively as possible. Today, we believe we're operating in the upper left quadrant, where we see many attractive royalty opportunities and a large discount of our stock to intrinsic value. In light of this, the Board approved a new $3 billion share repurchase program. Our current intention is to repurchase $2 billion of our shares in 2025, although the total value of shares repurchased will depend on the discount to intrinsic value.

Slide 18 provides more granular detail on the evolution of our balanced capital allocation policy to drive shareholder returns. Even with our intention to repurchase $2 billion of our shares this year, we expect to maintain significant financial capacity to execute royalty deals in 2025, consistent with our guidance of between $2 billion to $2.5 billion of capital deployment per year. We're maintaining our target investment returns, but also note that IRRs have trended higher in recent years. We also maintained a strong commitment to an investment-grade rating. Similarly, there is no change to our dividend policy, which is to grow by mid-single-digit percent annually.

To close on slide 19, our focus at Royalty Pharma is on value creation to drive compounding growth. We believe we're truly in the golden age of life sciences innovation. And this presents us with enormous opportunity, specifically, the capital needed to fund innovation in life sciences over the next decade exceeds $1 trillion, and it is clear that royalties are becoming a core funding modality.

At Royalty Pharma, we're well-positioned to capture a significant share of the growing royalty opportunity as the clear leader and the partner of choice with a near 60% market share. Furthermore, we have the model, scale, and culture to maintain our competitive moat as well as the financial strength to deploy substantial capital with a target of $10 billion to $12 billion over five years.

By successfully executing against our business objectives, we delivered a 13% top-line CAGR over 2010 to 2020, and we maintained high and consistent double-digit returns across different interest rate environments.

For this decade, 2020 to 2030, our long-term financial outlook is to sustain our double-digit growth track record, and I'm very confident we're well on track to achieve this. Furthermore, we have strengthened our outlook for long-term success through our planned internalization transaction to become an integrated company. Together with our substantial share repurchase commitment, we look forward to a period of our accelerated shareholder value creation.

With that, I would be happy to take your questions. Thank you.

+++ q-and-a

Chris Schott^ I appreciate those comments. So maybe just to kick off the conversation, I know you addressed part of this in the presentation. But as you kind of went through the process of thinking about internalizing the Manager, what was the real motivating factors was -- I think you laid out a number of strategic benefits of this, but was there one that really stood out from your perspective that drove this?

Pablo Legorreta^ So Royalty Pharma has been a business that, over close to three decades, has evolved in very significant ways. Often, to try to address the needs of the market and make sure -- in many cases, actually, because we're trying to develop new markets, addressing the needs of the market. Also, trying to figure out how to fund the business more efficiently by raising debt, by going public. And one of the things that has happened as we went public in 2020 is that we went public with a typical structure where we had Royalty Pharma, the investment vehicle, and an externally managed entity, which was owned by myself and recently by myself and my team. And it is sort of an unusual structure.

It is actually common in the investment world in REITs and many other sectors. But obviously, not common with operating companies such as biotech and pharma. And I think one of the things that we have been listening -- in listening to our investors recently is that they found the structure to be sort of an impediment for them investing. They felt that it was not fully aligning ourselves, the management team, with shareholders. And obviously, if you listen to your investors and some of them, large, tell you that the structure is an impediment to them investing, it is a problem that I had to resolve. We had a couple of meetings with very, very large asset management businesses, global investors recently, where one of them said to me we love the business. It has so many attributes that we really like about enabling us to invest in a business that has the most attractive aspects of pharma, which is the top line, none of the cost, a really strong track record of consistent returns.

But when I look at it, we love everything about the business, but we have one problem. And the one problem we have is that when we invest in companies and we own 10% of a company we like, which is a multibillion-dollar investment, we own the business, and we own the management. And he said to me, in your case, if we invest, we will invest in the business, but you own the management, it's externally managed, and that is a problem for me.

A problem because it doesn't bring together everything that is really necessary to make the business successful. So it was a message that I listened to carefully and not from one investor but from multiple investors, and that really made me think that what we had to do is to change the structure and internalize the Manager. And that led to the transaction that we announced on Friday.

And as you know, what happened is that we sold it for equity and a little bit of cash, but mostly equity, which really aligns us with investors because the intent we have as shareholders is to obviously make the stock perform over time. And there's many other things that come out of this transaction in terms of increasing the alignment, increasing governance, and Board governance. And it does not mean that we didn't have a business which was run with a lot of governance. It definitely was, because that's the way I wanted the business to run, listening to our Board. But now, from a structural perspective, legal perspective, the Board will have a lot more governance on compensation and succession.

Chris Schott^ Great. Can you tell me -- think about financing the repo. I know you're still targeting this $2 billion to $2.5 billion of capital deployment. If we do the $2 billion of repo on top of that, just -- what does that leave the company from a leverage perspective, and should we think about the company raising more debt to do that?

Terrance Coyne^ So it's a good question, Chris. So a lot of it depends on the cadence of the share repurchase and also the cadence of deal flow. But I think that we're in a very, very fortunate position where our leverage is in the low -- around three times right now, so it's very conservative. We've maintained an absolute commitment to maintain our investment-grade rating, but we've said that we -- from time to time, we can take leverage up and will operate in the kind of three to four times band. And so we feel very comfortable with our ability to both pursue new royalty acquisitions and to conduct the repo.

Obviously, we finished the year with close to $1 billion of cash, like a little over $900 million. We're generating -- last year, we generated Portfolio Cash Flow, which is like the bottom-line cash that we can reinvest of almost $2.5 billion. And so the business is largely self-funding. But depending on the cadence of those things, we may be in the market to borrow a little bit, but I think it's just -- we have to wait and see.

Chris Schott^ And maybe just share some of the initial feedback you've had of the change and kind of the mix of the structure, the internalizing the Manager and the repo?

Pablo Legorreta^ So we had a day and a half of meetings with many of our investors, and I think the feedback has been really, really excellent. I think the investors have responded really well. They like what we've done, and they see the alignment. And that is also reflected in what happened with our stock price where it went up from around $26 to around $30 with huge volume every day. So there's no question that what we're doing is responsive to our shareholders, and they like it.

Chris Schott^ Great. Maybe just pivoting to the deal environment. Just latest views in terms of what you're seeing out there, kind of quality of assets, valuations, et cetera, anything going to share?

Pablo Legorreta^ So you've heard me talk in the past about how we're really living in the golden age of academic discovery and biotech development. And it is -- you see it also in the increase in opportunities we're actually reviewing every year. I think in 2023 was 400; this past year of '24 was 440. But why don't I turn it over to my colleagues -- Marshall, to maybe talk about how you feel about the deals we're seeing.

Marshall Urist^ Yeah. Thanks, Pablo. It's a good question, Chris. And overall, I think, Chris and the rest of the team, we feel extremely confident and comfortable about where the opportunity set is. We continue to see a very steady cadence of really high-quality, very high-quality opportunities across therapeutic areas from large pharma down to development-stage biotech. So I think the positive environment that we've seen that supported the really successful capital deployment we've had over the last few years has a lot of momentum. So we're excited.

Chris Schott^ And as I think about -- I think the pipeline you've built out, where -- right now, is there a bias towards nearer to market, more commercial-stage assets? Is the bias kind of more looking as we get to the 2030s? I'm just trying a sense of like how you think about balancing risk given some of the readouts over the next few years?

Marshall Urist^ Yeah, absolutely. So the way that we run the business actually is not to sort of top-down curate the portfolio that way. We've really taken a product-driven -- product quality is number one, two, and three of everything that we think about when we're adding something to the portfolio.

If you look on a trailing basis, you look at that, what that has meant is that over the last 10 years or so, a little over half of everything we've done has been in approved products and a little less than half has been in things that are unapproved. And if you look at the conversion of the unapproved to approved, it's been very high, I think, 70%, 80% with more to come. We expect that to trend higher.

So I think that approach has driven a lot of diversity, the diversity of the portfolio, diversity of the pipeline that you've seen, and we think it's worked really well for us. So I think that base approach, you'll see more of the same.

Chris Schott^ And can I just ask a question. We've been in a prolonged period of not the best environment from the SMID-cap biotech kind of valuations, et cetera. Does that represent an opportunity for Royalty Pharma, or does at some point that become a risk to the extent that some of the earlier-stage assets aren't being maybe funded appropriately?

Christopher Hite^ Yeah. I think we find great opportunities, whether the capital markets are really open for biotech or not that attractive. And the reason is we really are investing in high-quality assets. And those companies can always go to the capital markets, even if the capital markets are horrible. We're really keenly focused on really high quality. And when you're doing that, you're really focused on companies that can always raise capital.

Chris Schott^ On the synthetic royalty structure, I know you've talked about that's starting to grow, but still a small piece of the pie. What are the hurdles for some of the companies you're engaged with thinking about synthetic royalties versus other funding sources?

Christopher Hite^ Yeah. One of the key things, I think, is -- and we see this all the time is I'd say, five years ago or even more recently, the environment for synthetic royalties, it's really been a sea change. I think, us going public has helped that. I think we meet with a lot of investors. They understand how we can work with companies, help -- because when you do a deal with us on a synthetic royalty, the cost of capital for that company is a lot lower than if they went and did an equity deal for 10% or 15% diluting all the shareholders across all of their assets. We're obviously financing one asset. So there's a lot of compelling reasons. And I think that message has gotten out. There's bankers and lots of investment banks that have their own teams now very dedicated to that. And so we see it really as part of the regular course of a value winning capital raising between equity debt and actually alternative financing like synthetics.

Chris Schott^ Great. And I know the company has historically been very flexible with the structure that works with partners. But any evolving trends you're seeing in terms of like how these deals are structured? I know sometimes you've had some launch funding and debt commitments go along with just the investments you make. Is there anything notable there that we should think about?

Christopher Hite^ I'd probably say it's -- every deal is different. It's really hard to pinpoint anything. I think the thing that we really pride ourselves on is being very flexible and creative to solve our partners' needs, and Pablo had a slide, which I think is great, which is the repeat business that we get. I think it's really great evidence of the fact that when we're working with somebody, we're trying to solve their problems in a really win-wins way, and they appreciate that, and they come back and they do more transactions with us.

Chris Schott^ On the -- I guess, the quantum of deals you can do, I know in the last few years, the company has been, I think, running well ahead of that $2 billion to $2.5 billion kind of target you laid out. Just given the repo we're going to be -- you're going to be looking at this year, is there still the opportunity to pursue large transactions if they were to present themselves? Or should we think of an environment where the company has been a bit more constrained until they kind of de-lever post this repo?

Pablo Legorreta^ Yeah. I think we really don't feel any constraints in terms of being able to fund transactions. Even if there was a large transaction that could be double the size of what we invest every year, we will fund it. We will find ways to fund it. I mean, with the creativity that Royalty Pharma has shown over decades of being able to come up with ways of funding companies and funding ourselves has been really strong. So I think we have no concern in terms of funding investments.

In fact, but what really matters as Marshall highlighted is product quality. That is really what drives us. We really want to make sure that what we're investing in are really the premier products that the ecosystem is generating.

We could -- if we wanted to invest $10 billion in one year, the opportunities are out there for us to invest at that scale. But we've always been incredibly disciplined and trying to make sure that what we're investing in are going to be really attractive products that are going to perform over a very long period of time. So that's the way we approach investments.

Chris Schott^ Maybe just pivoting to the pipeline a little bit. What are you most excited about within that development program? And where do you see maybe the biggest disconnects between maybe your thinking and what the Street is looking at for some of these programs?

Marshall Urist^ Yeah, absolutely. So Pablo, in his prepared remarks mentioned one that we're really excited for this year, which is, of course, Novartis' pelacarsen, which is the first Lp(a) outcome study. And we are really excited about that. That is a multibillion-dollar opportunity first-in-class product. Novartis, obviously, a platinum cardiovascular marketer, can make that a big drug around the world. So we're very excited to see that one. We actually own two royalties in that space. Amgen also has a product called olpasiran that's running about a year and a half or so behind that one. So we're really excited about that.

The other kind of regulatory event this year that I would point to is Cytokinetics has been a really valued partner of ours and their product, aficamten, for a heart condition called hypertrophic cardiomyopathy has a PDUFA date later this year. So we'll be happy to see that.

And then one that's a little further out that I would mention from this slide was a transaction from last year for a product Sanofi has in Phase 3 called frexalimab, which is a product in Phase 3 for multiple sclerosis. That's one that is maybe -- is a little further out, so is off people's radar a little bit. But would also be the first -- a really novel new mechanism in that class and can have -- can give a lot of value for patients.

Chris Schott^ Great. There's a couple of follow-ups there. Maybe on the HCM market, what's your thinking about, I know REMS was maybe a bit of a challenge for Camzyos. How are you envisioning over time the labels of these products? And is there an ability for this market to maybe be a little bit easier for physicians to use these products?

Marshall Urist^ Yeah. I think over time, certainly, we'll see with aficamten, the Cytokinetics product. It certainly has some attributes that may lend itself to a different type of REMS or we'll see. I think at this point, it's very early. They're just getting into their review, so we'll see how that evolves.

And over time, I think the drugs are proving themselves to be safe. Physicians are learning how to use them. So hopefully -- I hope for patients, for physicians and for both products, right, that it gets easier over time from that perspective.

Chris Schott^ Just a quick one on the Vertex CF portfolio. I know you've laid out pretty clearly kind of the ability to manage through that. Just help us a little bit in terms of when will we have clarity of how this -- any disputes around the royalty or differences of opinion around the royalty kind of plays out. Is that something with that launch approaching that we could get clarity on in the near term or --

Terrance Coyne^ Yeah. So just to sort of take a step back for people who are not as familiar with this situation. So Vertex, the lead product in the Vertex cystic fibrosis franchise is Trikafta, we're entitled to royalties on all three components of Trikafta. They've launched a new product. And that product, we know we're entitled to royalties on one component of that, the tezacaftor component. We feel very strongly that we're entitled to royalties on the deuterated ivacaftor component of that. And so that is the area where if Vertex does not pay what it's contractually obligated to pay, then the dispute resolution mechanism is arbitration.

And in terms of timing, we haven't been specific, but I can tell you that it's unlike a typical court process. The arbitration process is not a long drawn-out process. So it's not something that we would have to wait years to see a result.

Chris Schott^ Great. And maybe just the last minute or two here. Just looking out to 2025, just talk about a little bit underlying momentum in the business, kind of what you -- how are you thinking about the business performing as we head into this year?

Terrance Coyne^ Yeah. So I don't want to get ahead of our earnings call, so everyone tunes in, in mid-February, but we feel great about the momentum in the portfolio. A lot of products that are still early days in their launches. We had some great products this year and also some products that like -- things like Trelegy and Tremfya that have continued and Evrysdi that have continued to show amazing growth. So we feel really good about the portfolio heading into 2025, and we'll give guidance on our earnings call in mid-February.

Pablo Legorreta^ But maybe adding to what Terry -- the perspective he provided about momentum, that's more in relation to the existing portfolio and the growth of the business. But I think what is just so obvious in this time we're living in life sciences and biotech is that the level of innovation that we're all living through is really unprecedented. And with huge capital needs that this industry requires to bring all of these products forward. And I think I feel so good about the position that Royalty Pharma is in today as the sort of partner of choice of biotech and Big Pharma to actually come with creative solutions to fund clinical development.

And it's something that has become mainstream. Five, ten years ago, we were knocking on the doors of these companies trying to explain what we do. Today, companies come to us. Bankers are talking to their clients about funding through royalties. So there's no question that we see an incredibly bright future for our business. And it's a business that we've been around for 30 years. And a business that has delivered over 30 years, double-digit top-line growth in a big period of time, first 20 years, it was actually 20% plus top-line growth. Now, it's tempered a little bit, but it's double-digit top line growth and also really, really strong returns for our investors over more than two decades. And I think with the new change we've done now of internalizing the management company and aligning management with shareholders. I'm really excited about what's going to happen over the next five, ten years with our business and a much stronger performance of our stock.

And with that, I'll thank you. And thank you for covering us and thank you for inviting us to the conference, Chris.

Chris Schott^ No, thank you so much for the time. Appreciate it.

Marshall Urist^ Thanks, Chris.

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